Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Bionano Genomics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	2018 Equity Incentive Plan, as amended Common Stock, $0.0001 par value per share	Other(2)	14,850,682(3)	$1.37	$20,345,434.34	.0001102	$2,243
Equity	2018 Employee Stock Purchase Plan Common Stock, $0.0001 par value per share	Other(2)	220,000(4)	$1.37	$301,400	.0001102	$34
Equity	2020 Inducement Plan, as amended Common Stock, $0.0001 par value per share	Other(2)	1,000,000(5)	$1.37	$1,370,000.00	.0001102	$151
Total Offering Amounts					$22,016,834.34		—
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$2,428

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share (“Common Stock”), of Bionano Genomics, Inc. (the “Registrant”) that become issuable under the Registrant’s 2018 Equity Incentive Plan, as amended (the “2018 Plan”), the Registrant’s 2018 Employee Stock Purchase Plan (the “2018 ESPP”), and the Registrant’s 2020 Inducement Plan, as amended (the “Inducement Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and 457(c) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are calculated using the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on March 3, 2023.

(3)
Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2018 Plan on January 1, 2023 pursuant to an “evergreen” provision contained in the 2018 Plan. Pursuant to such provision, on January 1st of each year through (and including) January 1, 2028, the number of shares authorized for issuance under the 2018 Plan will be automatically increased by the lesser of: (a) 5% of the total number of shares of capital stock of the Registrant outstanding on December 31 of the preceding calendar year; or (b) such lesser number of shares of Common Stock as the Registrant’s board of directors (the “Board”) may designate prior to the applicable January 1st.

(4)
Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2018 ESPP on January 1, 2023 pursuant to an “evergreen” provision contained in the 2018 ESPP. Pursuant to such provision, on January 1st of each year through (and including) January 1, 2028, the number of shares authorized for issuance under the 2018 ESPP will be automatically increased by a number equal to the lesser of: (a) 1% of the total number of shares of capital stock outstanding on December 31 of the preceding calendar year; (b) 220,000 shares; or (c) such lesser number of shares of Common Stock as the Board may designate prior to the applicable January 1st.

(5)
Represents an increase in the number of shares of Common Stock reserved for issuance under the Inducement Plan pursuant to an amendment to the Inducement Plan approved by the Board of Directors of the Registrant on November 21, 2022.